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Exhibit 5.4

SHAW PITTMAN
POTTS & TROWBRIDGE
A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
2300 N Street, N.W.
Washington, D.C. 20037-1128
202.663.8000
Facsimile 202.663.8007

September 18, 1997
Chevy Chase Bank, F.S.B.
8401 Connecticut Avenue
Chevy Chase, Maryland  20185

Re:  Chevy Chase Auto Receivables Trust 1997-3
     Auto Receivables Backed Certificates, Class A
     Registration Statement on Form S-3
     (Registration No. 333-21707)
     ---------------------------------------------

Dear Sirs:

     We have acted as counsel to Chevy Chase Bank, F.S.B. (the "Company") in connection with the issuance of the 6.20% Chevy Chase Auto Receivables Trust 1997-3, Auto Receivables Backed Certificates, Class A (the "Certificates") under the above-referenced Registration Statement on Form S-3, as amended by Amendment No. 1 thereto ("Amendment No. 1" and together with such Registration Statement, the "Registration Statement") declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") at 4:30 p.m. Eastern Time on March 11, 1997. The Certificates will be issued pursuant to a Pooling and Servicing Agreement (the "Pooling Agreement"), a form of which has been filed as Exhibit 4.4 to the Registration Statement, to be entered into between the Company, as seller and servicer, and U.S. Bank National Association, doing business as First Bank National Association, as trustee (the "Trustee").

     We have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of all such documents and records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other person, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

     The opinions expressed below are subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors rights generally and to general equity principles.
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Chevy Chase Bank, F.S.B.
September 18, 1997
Page 2

     We are admitted to the bar of the State of New York and we express no opinion as to the laws of any other jurisdiction except as to matters that are governed by Federal law or the laws of the State of New York. All opinions set forth herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

     Based upon the foregoing, we are of the opinion that:

     1. When the Pooling and Servicing Agreement has been duly authorized by all necessary action and duly executed and delivered by the Company, as seller and servicer, and the Trustee, the Pooling and Servicing Agreement will be a valid and legally binding obligation of the Company; and

     2. When the Pooling and Servicing Agreement has been duly authorized by all necessary action and duly executed and delivered by the Company, as seller and servicer, and the Trustee, and when the Certificates have been duly executed and authenticated in accordance with the provisions of the Pooling and Servicing Agreement, and issued and sold as contemplated in the Registration Statement and the Prospectus, as amended or supplemented and delivered pursuant to Section 5 of the Act in connection therewith, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders of such Certificates will be entitled to the benefits of the Pooling and Servicing Agreement.

     We hereby consent to the filing of this option as an Exhibit to the Registration Statement and to the reference to Shaw, Pittman, Potts & Trowbridge in the Prospectus Supplement constituting a part of such Registration Statement under the caption "Legal Matters."

                                       Very truly yours,

                                       /s/ Shaw, Pittman, Potts & Trowbridge

                                       Shaw, Pittman, Potts & Trowbridge